NOVATION OF OPERATING EXPENSES LIMITATION

AND SECURITY AGREEMENT

TWO ROADS SHARED TRUST

This Novation of Operating Expenses Limitation and Security Agreement (the “Novation Agreement”) is entered into this 28th day of November, 2017 by and among Anfield Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Anfield”), Regents Park Funds, LLC, an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Regents Park”), and Two Roads Shared Trust, a Delaware statutory trust (the “Trust”) on behalf of the Affinity Small Cap Fund, a series of the Trust (the “Fund”).

WHEREAS, the Trust has retained Anfield to render investment advisory services to the Fund pursuant to an Investment Advisory Agreement, dated April 20, 2015, by and between the Trust, on behalf of the Fund, and Anfield (the “Advisory Agreement”);

WHEREAS, Anfield and Regents Park are registered with the Securities and Exchange Commission as investment advisers under the Investment Advisers Act of 1940, as amended;

WHEREAS, Anfield, Regents Park and the Fund desire that Regents Park be substituted for Anfield under the Advisory Agreement in a transaction that does not result in a change of actual control or management of the adviser to the Trust in accordance with Rule 2a-6 under the Investment Company Act of 1940, as amended (the “1940 Act”), and is therefore not an “assignment” for purposes of Section 15(a)(4) of the 1940 Act (the “Advisory Agreement Novation”);

WHEREAS, Anfield and the Trust, on behalf of the Fund, have entered into an Operating Expenses Limitation and Security Agreement dated as of April 20, 2015 (the “Expense Limitation Agreement”) pursuant to which Anfield has agreed to limit the Fund’s operating expenses as set forth in the Expense Limitation Agreement; and

WHEREAS, Anfield desires to effect a novation of the Expense Limitation Agreement so that Regents Park is substituted for Anfield as a party to such agreement and Anfield is released from its obligations under the Expense Limitation Agreement, Regents Park desires to accept the novation thereof, and the Trust, on behalf of the Fund, desires to consent to such novation.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Novation and Acceptance. Subject to the terms and conditions contained herein, Anfield hereby effects a novation of the Expense Limitation Agreement to substitute Regents Park for Anfield as a party to such agreement (the “Novation”), and the Fund hereby consents to such Novation and the Trust hereby releases Anfield from all of its duties and obligations under the Expense Limitation Agreement, and Regents Park hereby accepts the Novation and hereby releases Anfield from all of its duties and obligations under the Expense Limitation Agreement, and assumes all rights, duties and obligations of Anfield under the Expense Limitation Agreement.

2. Term. The Novation shall become effective as of the date hereof and shall extend for so long as the terms specified in Section 8 of the Expense Limitation Agreement are satisfied or until terminated in accordance with the Expense Limitation Agreement.

3. No Termination. The parties agree that the Advisory Agreement Novation shall not constitute a termination of the Expense Limitation Agreement for purposes of Section 9 of the Expense Limitation Agreement, and that the Advisory Agreement and Expense Limitation Agreement, as so novated, shall remain in full force and effect after the Advisory Agreement Novation and Novation.

4. Technical Amendment. The parties agree that all references in the Expense Limitation Agreement to Anfield shall hereby be changed to Regents Park.

This Novation Agreement may be executed in multiple counterparts and all counterparts so executed will constitute one and the same agreement binding on all of the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Novation Agreement to be executed as of the day and year first above written.

ANFIELD CAPITAL MANAGEMENT, LLC

By: /s/ David Young

Name: David Young

Title: CEO

REGENTS PARK FUNDS, LLC

By: /s/ Mark W. Okey

Name: Mark W. Okey

Title: COO & General Counsel

TWO ROADS SHARED TRUST, on behalf of the Affinity Small Cap Fund, a series of the Trust

By: /s/ James Colantino

Name: James Colantino

Title:President

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